Exhibit 99.1

LendingTree moving HQ to new Spectrum Cos. South End project
Firm relocating from Ballantyne to lease 175,000 square feet in mixed-use office development
With groundbreaking in June, project also will feature hotel, retail, restaurants and urban plaza at gateway between South End and Uptown

CHARLOTTE, N.C., (April 30, 2019) - The Spectrum Companies today announced that LendingTree (Nasdaq: TREE), the nation’s largest online lending marketplace, will move its headquarters from Charlotte’s Ballantyne submarket to Spectrum’s new 5-acre mixed-use development in South End, on the doorstep of Uptown.
Located on South Tryon Street at Carson Boulevard, the project will include two 11-story office buildings, an expansive urban courtyard with event space, restaurants, shopping and a 200-room boutique hotel - one block from the Carson light rail stop and two blocks from Uptown. LendingTree will occupy 175,000 square feet in the first office building, with a formal groundbreaking in June and completion set for late 2020.
“We couldn’t be more excited to move LendingTree’s headquarters to this fantastic location and couldn’t be happier to be working with the team at Spectrum,” said LendingTree CEO Doug Lebda, who founded the company in 1996. “Proximity to our financial services partners in Uptown and the amenities of South End, combined with convenient light-rail and highway access, make this an ideal spot for our company and the 500 employees who live throughout the metropolitan area.”
“LendingTree’s headquarters is the perfect anchor for this project because they are a dynamic, high-tech company that reinforces our vision of developing a progressive, amenity-rich, class A corporate office environment that will help our tenants attract and retain the best talent,” said Darryl Dewberry, CEO of Charlotte-based The Spectrum Companies.
The South End development will fulfill a need for office space just outside of Uptown. Plans for the two office buildings totaling 580,000 square feet plus 50,000 square feet of experiential retail space include a contemporary, high-tech design that maximizes Uptown skyline views, conference and fitness centers with WIFI, and private terraces overlooking the one-acre urban courtyard. Spectrum plans to begin construction on the second office building in the second half of 2019.
The boutique lifestyle hotel planned for the south side of the block will bring full-service hospitality uses to South End. It will incorporate meeting facilities, a restaurant and a dynamic rooftop bar. The expansive courtyard will include retail, green space and event space, and an opportunity for public art - creating a destination for residents, visitors and workers.
“The evolution of South End over the past few decades has been fascinating, and the arrival of a blue-chip company like LendingTree certainly validates that Class A office space is an important part of the mix,” said Spectrum’s Chief Operating Officer Steve McClure. “There is no more dynamic and vibrant submarket in all of Charlotte, and with office vacancy rates there as low as 3.6 percent, the time is right to deliver new, high-quality office space to meet the growing demand.”
The Spectrum project stands in the center of nearly 4 million square feet of new office space underway or opened since 2017 in Uptown and South End - with Spectrum’s 300 South Tryon, Ally Charlotte Center and Legacy Union office towers to the north and The Railyard and Dimensional Place office developments to the south.
Spectrum’s John Boylan and Dillard Williams represented the developers in negotiating the LendingTree lease, while Rob Hinton and Mike Fahey of CBRE represented the tenant.

About The Spectrum Companies
The Spectrum Companies is a commercial real estate firm that changes lives by creating special places. The company invests in, develops, leases and manages commercial and multifamily property across the Southeast, with a focus on Charlotte and Raleigh in North Carolina, Charleston and Greenville in South Carolina, and Nashville, Tennessee. Founded in 1982, Spectrum has more than 5 million square feet of commercial property under management, with over 1,500 apartments and other commercial projects totaling approximately 1 million square feet. Spectrum provides capital management, asset management, development, and contract services such as building maintenance and construction oversight. Spectrum leverages its exceptional people, solid platform, and deep relationships to create quality projects that enrich communities. Learn more at www.spectrumcos.com.

About LendingTree, Inc.
LendingTree (Nasdaq: TREE) is the nation's leading online marketplace that connects consumers with the choices they need to be confident in their financial decisions. LendingTree empowers consumers to shop for financial services the same way they would shop for airline tickets or hotel stays, comparing multiple offers from a nationwide network of over 500 partners in one simple search, and can choose the option that best fits their financial needs. Services include mortgage loans, mortgage refinances, auto loans, personal loans, business loans, student refinances, credit cards, insurance and more. Through the My LendingTree platform, consumers receive free credit scores, credit monitoring and recommendations to improve credit health. My LendingTree proactively compares consumers' credit accounts against offers on our network, and notifies consumers when there is an opportunity to save money. In short, LendingTree's purpose is to help simplify financial decisions for life's meaningful moments through choice, education and support. For more information, visit www.lendingtree.com.

Media Contacts:
Megan Greuling for LendingTree: 704-943-8208, megan.greuling@lendingtree.com
Liz Chandler for The Spectrum Companies: 704-552-6565, lchandler@thinklga.com